Exhibit 99.1

Media Contact	Investor Contact
Lee Underwood	Steve Adams
Media Relations	Investor Relations
(706) 644-0528	(706) 641-6462

Synovus Announces Earnings for the Fourth Quarter 2018 and a 20% Increase in Common Stock Dividend
2018 Diluted Earnings per Share up 59.5% from 2017

COLUMBUS, Ga., Jan. 15, 2019 - Synovus Financial Corp. (NYSE: SNV) today reported financial results for the quarter and year ended December 31, 2018.

Net income available to common shareholders for the fourth quarter 2018 was $101.9 million or $0.87 per diluted share as compared to $99.3 million or $0.84 per diluted share for the third quarter 2018 and $27.0 million or $0.23 per diluted share for the fourth quarter 2017. Adjusted earnings per diluted share for the fourth quarter 2018 was $0.92, down 3.1% from the third quarter 2018 and up 28.1% from the fourth quarter 2017.

Additionally, the Company announced plans to return approximately $500 million to common shareholders this year through a 20% dividend increase and additional share repurchases.

Fourth quarter and full year results do not include financial results of FCB Financial Holdings, Inc. (FCB), which Synovus acquired on January 1, 2019.
2018 Highlights

•
Net income available to common shareholders for 2018 was $410.5 million or $3.47 per diluted share as compared to $265.2 million or $2.17 per diluted share for 2017. Diluted EPS grew 59.5% for 2018 compared to 2017.

◦	Adjusted earnings per diluted share for 2018 was $3.64 as compared to $2.53 for 2017, an increase of 43.8%.

•	Return on average assets for 2018 was 1.35%, an increase of 46 basis points from 2017.

◦	Adjusted return on average assets for 2018 was 1.41%, an increase of 37 basis points from 2017.

•	Return on average common equity for 2018 was 14.55%, an increase of 523 basis points from 2017.

◦	Adjusted return on average common equity for 2018 was 15.29%, an increase of 443 basis points from 2017.

•	Total loans ended the year at $25.95 billion, an increase of $1.16 billion or 4.7% from 2017. Total average loans for the year grew $813.1 million or 3.3% as compared to 2017.

•	Total average deposits grew $969.7 million or 3.8% as compared to 2017.

•	Efficiency ratio of 57.99% improved 196 basis points from 2017.

◦	Adjusted efficiency ratio of 56.33% improved 354 basis points from 2017.

•	The non-performing asset ratio was 0.44% at December 31, 2018, compared to 0.53% at year-end 2017.

•	Common Equity Tier 1 ratio was 10.04% at December 31, 2018[1], compared to 9.99% at December 31, 2017.

1 December 31, 2018 capital ratios are preliminary.

•	The Company returned $281 million to common shareholders during the year with repurchases of $175 million in common stock and $106 million in common dividends.

•	Synovus issued $200 million Series D preferred stock and redeemed $130 million Series C preferred stock.

•	The Company completed the transition to a single brand - Synovus - across all markets.

•	The acquisition of FCB was completed on January 1, 2019.

“Synovus became a stronger company in every respect in 2018,” said Kessel Stelling, Synovus chairman and CEO. “From completion of the single-brand transition, to the announcement and successful closing of the FCB acquisition, to surpassing all of our profitability and efficiency targets, we delivered outstanding operating and financial performance last year. These results will provide the opportunity to accelerate capital returns to shareholders in 2019 through a 20 percent increase in the common stock dividend and more than $300 million in additional share repurchases.

“As we begin the new year, we are excited to welcome the FCB team members and loyal customers to the Synovus family,” Stelling continued. “We are pleased with the integration results to date, and confident in the ability of our combined company to create value for customers, communities, and shareholders.”
Fourth Quarter Financial Results

Balance Sheet

•	Total loans ended the quarter at $25.95 billion, up $369.5 million or 5.7% annualized from the previous quarter and up $1.16 billion or 4.7% as compared to the fourth quarter 2017.

◦	Commercial and industrial loans grew by $277.9 million or 8.8% annualized from the previous quarter and $757.6 million or 6.3% as compared to the fourth quarter 2017.

◦	Consumer loans grew by $239.8 million or 14.9% annualized from the previous quarter and $771.2 million or 13.2% as compared to the fourth quarter 2017.

◦	Commercial real estate loans declined by $147.9 million or 8.7% annualized from the previous quarter and $370.8 million or 5.3% as compared to the fourth quarter 2017.

•	Total average loans were $25.63 billion, up $303.7 million or 4.8% annualized from the previous quarter and up $1.01 billion or 4.1% from the fourth quarter 2017.

•	Total average deposits for the quarter were $26.92 billion, up $532.8 million or 8.0% annualized from the previous quarter and up $634.1 million or 2.4% as compared to the fourth quarter 2017.

◦	Excluding average brokered deposits, average deposits increased $681.0 million or 11.0% annualized from the previous quarter and $1.21 billion or 5.0% compared to the fourth quarter 2017.

Core Performance

•	Total revenues were $365.9 million, up $2.6 million from the previous quarter and up $26.9 million or 7.9% from the fourth quarter 2017.

◦	Adjusted total revenues were $368.2 million, up $5.2 million or 1.4% from the previous quarter and up $29.0 million or 8.5% from the fourth quarter 2017.

•	Net interest income was $297.9 million, up $6.3 million or 2.2% from the previous quarter and up $28.2 million or 10.5% from the fourth quarter 2017.

•
Net interest margin was 3.92%, up 3 basis points from the previous quarter. Yield on earning assets was 4.69%, up 11 basis points from the previous quarter, and the cost of funds was 0.81%, up 8 basis points from the previous quarter.

•	Total non-interest income was $68.0 million, down $3.7 million from the previous quarter and down $1.4 million from the fourth quarter 2017.

◦	Adjusted non-interest income was $70.1 million, a decrease of 1.6% from the previous quarter and an increase of 1.2% from the prior-year quarter.

•	Core banking fees[2] were $36.8 million, an increase of $1.1 million or 3.1% from the previous quarter and up $1.2 million or 3.5% from the fourth quarter 2017.

•
Fiduciary and asset management fees, brokerage revenue, and insurance revenues were $24.6 million, an increase of $679 thousand or 2.8% from the prior quarter, and up $2.8 million or 13.0% as compared to the fourth quarter 2017.

•
Total non-interest expense was $209.9 million, down $10.4 million or 4.7% from the previous quarter, and down $16.6 million or 7.3% from the fourth quarter 2017. Third quarter 2018 included $11.7 million of earnout liability adjustments from the Global One acquisition and $6.7 million of FCB merger-related expense.

◦
Adjusted non-interest expense was $206.1 million, up $4.5 million or 2.2% from the previous quarter and up $5.0 million or 2.5% as compared to the fourth quarter 2017. The sequential quarter increase includes a $3.0 million increase in consulting fees and a $3.1 million increase in advertising expense, partially offset by a $1.7 million decline in FDIC insurance expense.

•	Efficiency ratio for the fourth quarter 2018 was 57.34% as compared to 60.62% in the previous quarter and 66.77% in the fourth quarter 2017.

◦	Adjusted efficiency ratio for the fourth quarter 2018 was 55.98% as compared to 55.55% in the previous quarter and 59.29% in the fourth quarter 2017.

Credit Quality

•
Non-performing loans were $106.7 million at December 31, 2018, down $1.7 million or 1.6% from the previous quarter and down $8.8 million or 7.6% from December 31, 2017. The non-performing loan ratio was 0.41% at December 31, 2018, as compared to 0.42% at the end of the previous quarter and 0.47% at December 31, 2017.

•
Total non-performing assets were $114.5 million at December 31, 2018, down $2.5 million or 2.2% from the previous quarter and down $16.1 million or 12.4% from December 31, 2017. The non-performing asset ratio was 0.44% at December 31, 2018, down 2 basis points from the previous quarter and down 9 basis points from December 31, 2017.

•
Net charge-offs were $13.0 million in the fourth quarter 2018, down $2.2 million or 14.5% from the previous quarter. The annualized net charge-off ratio was 0.20% in the fourth quarter as compared to 0.24% in the previous quarter.

•
Total delinquencies (consisting of loans 30 or more days past due and still accruing) were 0.22% of total loans at December 31, 2018, down 9 basis points from the previous quarter and up 1 basis point from December 31, 2017.

Capital Ratios1

•	Common Equity Tier 1 ratio was 10.04% at December 31, 2018, compared to 9.90% at September 30, 2018.

•	Tier 1 Capital ratio was 10.70% at December 31, 2018, compared to 10.57% at September 30, 2018.

•	Total Risk-Based Capital ratio was 12.47% at December 31, 2018, compared to 12.36% at September 30, 2018.

•	Tier 1 Leverage ratio was 9.60% at December 31, 2018, compared to 9.58% at September 30, 2018.

•	Tangible Common Equity to Tangible Assets ratio was 8.81% at December 31, 2018, compared to 8.68% at September 30, 2018.

Capital Management

•
During the fourth quarter, the Company repurchased $40 million in common stock as part of the $25 million repurchase program announced in December 2018 and the $150 million share repurchase program announced in January 2018. Share repurchases in 2018 totaled $175 million and resulted in a reduction of 3.7 million shares, a 3.1% share count reduction from December 31, 2017.

2 Include service charges on deposit accounts, bankcard fees, letter of credit fees, ATM fee income, line of credit non-usage fees, gains from sales of government guaranteed loans, and miscellaneous other service charges.

•
Additionally, the Board of Directors authorized a new share repurchase program[3] of up to $400 million of the Company’s common stock to be executed during 2019. The company currently expects to repurchase $300-$350 million under this authorization in 2019.

•	The Board of Directors also approved a 20% increase in the Company’s quarterly common stock dividend from $0.25 to $0.30 per share, effective with the quarterly dividend[3] payable in April 2019.

FCB Fourth Quarter Information

•	FCB reported net income of $41.8 million for the fourth quarter of 2018 and diluted earnings per share of $0.87.

•	Net interest income was $94.9 million in the quarter and non-interest income was $9.6 million.

•	Non-interest expense in the quarter was $38.2 million.

•	Net interest margin in the fourth quarter of 2018 was 3.15% and the efficiency ratio was 36.22%.

•	Return on average assets was 1.32% in the quarter.

•	Tangible common equity ratio in the quarter was 10.14%.

•	Total assets at December 31, 2018, were $12.53 billion, total loans were $9.42 billion, and total deposits were $10.89 billion.

Fourth Quarter Earnings Conference Call
Synovus will host an earnings highlights conference call at 8:30 a.m. EDT on January 15, 2019. The earnings call will be accompanied by a slide presentation. Shareholders and other interested parties may listen to this conference call via simultaneous Internet broadcast. For a link to the webcast, go to investor.synovus.com/event. The replay will be archived for 12 months and will be available 30-45 minutes after the call.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $45 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 300 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was named one of American Banker’s “Best Banks to Work For” in 2018 and has been recognized as one of the country’s 10 “Most Reputable Banks” by American Banker and the Reputation Institute for four consecutive years. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, among others, our expectations regarding deposit growth, loan growth and the net interest margin; expectations on our growth strategy, strategic transactions, expense initiatives, capital management and future profitability; expectations on credit trends and key credit metrics; and the assumptions underlying our expectations. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of Synovus to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond Synovus’ ability to control or predict.

3 Capital actions expected in 2019 are subject to customary regulatory approval pursuant to Regulation Q: 12 CFR Part 217.20.

These forward-looking statements are based upon information presently known to Synovus’ management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in Synovus’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017, under the captions “Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors” and in Synovus’ quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Non-GAAP Financial Measures

The measures entitled adjusted non-interest income; adjusted non-interest expense; adjusted total revenues; adjusted efficiency ratio; adjusted earnings per diluted share; adjusted return on average assets; adjusted return on average common equity; tangible common equity to tangible assets ratio; and common equity Tier 1 (CET1) ratio (fully phased-in) are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures to these measures are total non-interest income; total non-interest expense; total revenues; efficiency ratio; earnings per diluted common share; return on average assets; return on average common equity; the ratio of total shareholders' equity to total assets; and the CET1 ratio, respectively.

Management believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ operating results, financial strength, the performance of its business, and the strength of its capital position. However, these non-GAAP financial measures have inherent limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of operating results or capital position as reported under GAAP. The non-GAAP financial measures should be considered as additional views of the way our financial measures are affected by significant items and other factors, and since they are not required to be uniformly applied, they may not be comparable to other similarly titled measures at other companies. Adjusted total revenues and adjusted non-interest income are measures used by management to evaluate total revenues and non-interest income exclusive of net investment securities gains (losses), changes in the fair value of private equity investments, net, and the Cabela’s Transaction Fee. Adjusted non-interest expense and the adjusted efficiency ratio are measures utilized by management to measure the success of expense management initiatives focused on reducing recurring controllable operating costs. Adjusted earnings per diluted share, adjusted return on average assets, and adjusted return on average common equity are measures used by management to evaluate operating results exclusive of items that are not indicative of ongoing operations and impact period-to-period comparisons. The tangible common equity to tangible assets ratio and common equity Tier 1 (CET1) ratio (fully phased-in) are used by management and bank regulators to assess the strength of our capital position. The computations of these measures are set forth in the tables below.

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)	4Q18	3Q18	4Q17	2018	2017
Adjusted non-interest income
Total non-interest income	$67,991	$71,668	$69,353	$280,093	$345,327
Subtract: Cabela's Transaction Fee	—	—	—	—	(75,000)
Add: Investment securities losses, net	—	—	—	1,296	289
Add/subtract: Decrease (increase) in fair value of private equity investments, net	2,084	(434)	(100)	4,743	3,093
Adjusted non-interest income	$70,075	$71,234	$69,253	$286,132	$273,709

Adjusted non-interest expense
Total non-interest expense	$209,922	$220,297	$226,533	$829,455	$821,313
Subtract: Discounts to fair value for ORE accelerated dispositions	—	—	—	—	(7,082)
Subtract: Asset impairment charges related to accelerated disposition of corporate real estate and other properties	—	—	—	—	(1,168)
Subtract: Earnout liability adjustments	—	(11,652)	(1,700)	(11,652)	(3,759)
Subtract: Merger-related expense	(3,381)	(6,684)	—	(10,065)	(110)
Subtract/add: Litigation settlement/contingency expense	—	—	(300)	4,026	(701)
Subtract/add: Restructuring charges, net	(140)	(21)	29	51	(7,014)
Subtract: Amortization of intangibles	(292)	(292)	(292)	(1,167)	(1,059)
Subtract: Fair value adjustment to Visa derivative	—	—	—	(2,328)	—
Subtract: Loss on early extinguishment of debt	—	—	(23,160)	—	(23,160)
Adjusted non-interest expense	$206,109	$201,648	$201,110	$808,320	$777,260

Adjusted total revenues and adjusted efficiency ratio
Adjusted non-interest expense	$206,109	$201,648	$201,110	$808,320	$777,260
Net interest income	297,933	291,619	269,712	1,148,413	1,023,309
Add: Tax equivalent adjustment	181	136	234	553	1,124
Add: Total non-interest income	67,991	71,668	69,353	280,093	345,327
Add: Investment securities losses, net	—	—	—	1,296	289
Total FTE revenues	366,105	363,423	339,299	1,430,355	1,370,049
Subtract: Cabela's Transaction Fee	—	—	—	—	(75,000)
Add/subtract: Decrease (increase) in fair value of private equity investments, net	2,084	(434)	(100)	4,743	3,093
Adjusted total revenues	$368,189	$362,989	$339,199	$1,435,098	$1,298,142
Efficiency ratio	57.34%	60.62%	66.77%	57.99%	59.95%
Adjusted efficiency ratio	55.98	55.55	59.29	56.33	59.87

Reconciliation of Non-GAAP Financial Measures, continued

(in thousands, except per share data)	4Q18	3Q18	4Q17	2018	2017
Adjusted Return on Average Assets
Net income	$105,070	$109,059	$29,606	$428,476	$275,474
Subtract: Cabela's Transaction Fee	—	—	—	—	(75,000)
Add: Provision expense on loans transferred to held-for-sale	—	—	—	—	27,710
Add: Discounts to fair value for ORE accelerated dispositions	—	—	—	—	7,082
Add: Asset impairment charges related to accelerated disposition of corporate real estate and other properties	—	—	—	—	1,168
Subtract/add: Income tax (benefit) expense, net related to Federal Tax Reform, SAB 118, State Tax Reform, and adjusted portion of other discrete items	—	(9,865)	42,334	(9,148)	42,334
Add: Earnout liability adjustments	—	11,652	1,700	11,652	3,759
Add: Merger-related expense	3,381	6,684	—	10,065	110
Add/subtract: Litigation settlement/contingency expense	—	—	300	(4,026)	701
Add/subtract: Restructuring charges, net	140	21	(29)	(51)	7,014
Add: Amortization of intangibles	292	292	292	1,167	1,059
Add: Fair value adjustment to Visa derivative	—	—	—	2,328	—
Add: Loss on early extinguishment of debt	—	—	23,160	—	23,160
Add: Investment securities losses, net	—	—	—	1,296	289
Add/subtract: Decrease (increase) in fair value of private equity investments, net	2,084	(434)	(100)	4,743	3,093
Subtract/add: Tax effect of adjustments	(591)	27	(8,740)	(1,283)	1,337
Adjusted net income	$110,376	$117,436	$88,523	$445,219	$319,290
Net income annualized	$416,854	$432,680	$117,459	$—	$—
Adjusted net income annualized	$437,905	$465,915	$351,205	$—	$—
Total average assets	$32,190,303	$31,725,604	$31,388,724	$31,668,847	$30,787,288
Return on average assets	1.29%	1.36%	0.37%	1.35%	0.89%
Adjusted return on average assets	1.36	1.47	1.12	1.41	1.04

Reconciliation of Non-GAAP Financial Measures, continued

(in thousands, except per share data)	4Q18	3Q18	4Q17	2018	2017
Adjusted net income per common share, diluted and adjusted return on average common equity
Net income available to common shareholders	$101,919	$99,330	$27,046	$410,478	$265,236
Subtract: Cabela's Transaction Fee	—	—	—	—	(75,000)
Add: Provision expense on loans transferred to held-for-sale	—	—	—	—	27,710
Add: Discounts to fair value for ORE accelerated dispositions	—	—	—	—	7,082
Add: Asset impairment charges related to accelerated disposition of corporate real estate and other properties	—	—	—	—	1,168
Subtract/add: Income tax (benefit) expense, net related to Federal Tax Reform, SAB 118, State Tax Reform, and adjusted portion of other discrete items	—	(9,865)	42,334	(9,148)	42,334
Add: Preferred stock redemption charge	—	4,020	—	4,020	—
Add: Earnout liability adjustments	—	11,652	1,700	11,652	3,759
Add: Merger-related expense	3,381	6,684	—	10,065	110
Add/subtract: Litigation settlement/contingency expense	—	—	300	(4,026)	701
Add/subtract: Restructuring charges, net	140	21	(29)	(51)	7,014
Add: Amortization of intangibles	292	292	292	1,167	1,059
Add: Fair value adjustment to Visa derivative	—	—	—	2,328	—
Add: Loss on early extinguishment of debt	—	—	23,160	—	23,160
Add: Investment securities losses, net	—	—	—	1,296	289
Add/subtract: Decrease (increase) in fair value of private equity investments, net	2,084	(434)	(100)	4,743	3,093
Subtract/add: Tax effect of adjustments	(591)	27	(8,740)	(1,283)	1,337
Adjusted net income available to common shareholders	$107,225	$111,727	$85,963	$431,241	$309,052
Weighted average common shares outstanding, diluted	116,986	118,095	120,182	118,378	122,012
Net income per common share, diluted	$0.87	$0.84	$0.23	$3.47	$2.17
Adjusted net income per common share, diluted	0.92	0.95	0.72	3.64	2.53

Net income available to common shareholders' annualized	$404,353	$394,081	$107,302	$—	$—
Adjusted net income available to common shareholders' annualized	$425,404	$443,265	$341,049	$—	$—
Total average shareholders' equity less preferred stock	$2,837,740	$2,824,707	$2,851,523	$2,821,311	$2,844,570
Return on average common equity	14.25%	13.95%	3.76%	14.55%	9.32%
Adjusted return on average common equity	14.99	15.69	11.96	15.29	10.86

Reconciliation of Non-GAAP Financial Measures, continued
	December 31,	September 30,	December 31,
(dollars in thousands)	2018	2018	2017
Tangible Common Equity to Tangible Assets Ratio

Total assets	$32,669,192	$32,075,120	$31,221,837
Subtract: Goodwill	(57,315)	(57,315)	(57,315)
Subtract: Other intangible assets, net	(9,875)	(10,166)	(11,254)
Tangible assets	$32,602,002	$32,007,639	$31,153,268

Total shareholders’ equity	$3,133,602	$3,040,073	$2,961,566
Subtract: Goodwill	(57,315)	(57,315)	(57,315)
Subtract: Other intangible assets, net	(9,875)	(10,166)	(11,254)
Subtract: Preferred Stock, no par value	(195,140)	(195,138)	(125,980)
Tangible common equity	$2,871,272	$2,777,454	$2,767,017
Total shareholders’ equity to total assets ratio	9.59%	9.48%	9.49%
Tangible common equity to tangible assets ratio	8.81	8.68	8.88

	December 31,	September 30,	December 31,
(dollars in thousands)	2018	2018	2017
Common equity Tier 1 (CET1) ratio (fully phased-in)
Common equity Tier 1 (CET1)	$2,897,998	$2,846,416	$2,763,168
Subtract: Adjustment related to capital components	(2,720)	(2,784)	(17,147)
CET1 (fully phased-in)	$2,895,278	$2,843,632	$2,746,021
Total risk-weighted assets	$28,871,478	$28,738,381	$27,667,906
Total risk-weighted assets (fully phased-in)	$28,948,308	$28,844,942	$27,791,929
Common equity Tier 1 (CET1) ratio	10.04%	9.90%	9.99%
Common equity Tier 1 (CET1) ratio (fully phased-in)	10.00	9.86	9.88